Exhibit 99

NEWS
David Bigelow or Lisa Riordan

MEDIA CONTACT: (800)796-8448

COUNTRYWIDE REPORTS 2005 SECOND QUARTER RESULTS
– Diluted Earnings Per Share were $0.92 for the Quarter –
– 2005 Guidance Raised to $3.85 to $4.60 From $3.60 to $4.60 per Diluted Share –

CALABASAS, CA (July 26, 2005) – Countrywide Financial Corporation (NYSE: CFC) today announced results for the quarter ended June 30, 2005. Second quarter results include the following:
•	Consolidated net earnings were $566 million, a decline of 28 percent from 2004’s second quarter net earnings of $786 million.

•	Earnings per diluted share were $0.92, which compares to last year’s second quarter earnings of $1.29 per diluted share.

•	Pre-tax earnings in the Mortgage Banking segment were $526 million as compared to $1.0 billion for the second quarter of 2004.

•	Pre-tax earnings in the Banking segment increased 111 percent from last year’s second quarter to $251 million.

•	Pre-tax earnings in the Capital Markets segment rose to $105 million, a gain of 17 percent from the same period last year.

•	Total loan production volume was $121 billion, up 21 percent from the comparable quarter last year.

•	The servicing portfolio has grown by $238 billion, or 33 percent, since June 30, 2004 to a record $964 billion at June 30, 2005.
Six-month results include the following:
•	Consolidated net earnings declined six percent from the year-ago comparable period to $1.3 billion.

•	Earnings per diluted share were $2.05, down six percent from last year’s six-month earnings of $2.19 per diluted share.

•	Pre-tax earnings in the Mortgage Banking segment were $1.3 billion, which compares to $1.6 billion for the first six months of 2004.
Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

•	Pre-tax earnings in the Banking segment advanced 108 percent from last year’s comparable period to $467 million.

•	Pre-tax earnings in the Capital Markets segment were $227 million, which compares to $243 million for the comparable period last year.

•	Total loan production volume was $213 billion, up 21 percent from the comparable period last year.
“Countrywide closed the first half of 2005 with solid operational and financial results,” said Angelo R. Mozilo, Chairman and Chief Executive Officer. “The Company achieved diluted earnings per share of $0.92 for the quarter, driving earnings per share for the first six months to $2.05. Within the Mortgage Banking segment, Production sector pre-tax earnings were $409 million for the second quarter of 2005, which compares to $735 million for the first quarter of 2005. Mortgage Banking loan production volume increased during the second quarter, creating significant economic value. However, not all of this value was realized in the second quarter because of an operational decision to capitalize on higher production volumes. Accordingly, $15.7 billion of loans were funded at Countrywide Bank, which was $7.2 billion more than last quarter, and an additional $1.8 billion in home equity loan volume was retained in the mortgage banking company’s inventory. Had this incremental $9.0 billion in loans been sold into the secondary market, the Company estimates that it would have realized an additional pre-tax gain of $150 million, or approximately $0.15 per diluted share, and would have reported higher Production sector margins.
“Management continually evaluates the benefits of selling or retaining loans. Sales of loans generate current period gains on sale, while the retention of loans is designed to provide a more stable stream of net interest income over the life of such loans as well as a greater base of future earnings. In making the determination of whether to sell or retain loans, management considers, among other factors, earnings growth, current market and economic conditions and capital availability. Management’s decisions in this regard will result in changes, which may be significant, in loan retention levels and the size of the Company’s loan portfolio, as well as current period earnings and Production sector margins. To summarize, management from time to time could forego a portion of gain on sale earnings for the sake of retaining loans and generating future net interest income, which is designed to provide a more stable earnings stream for shareholders.
Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

“Production sector margins decreased from 93 basis points for loans produced in the first quarter of 2005 to 40 basis points in the second quarter as a result of various factors. These include lower pricing margins in prime and nonprime loans; a shift in channel mix toward the lower margin correspondent channel; and, as noted above, the decision to increase loan retention during the second quarter. Also, while the pipeline hedge performed to expectations in the second quarter, margins declined because hedging outperformance in the first quarter was not repeated.
“It should be noted that, while loans may be funded and securitized during a particular quarter, the gain on sale relating to such loans may be recognized in a subsequent quarter. The impact of this phenomenon during the first quarter of 2005 was a net increase in gain on sale of $150 million. The impact of this phenomenon during the second quarter of 2005 was a net increase in gain on sale of $26 million. In addition, as noted above, an estimated $150 million in pre-tax gain would have been reported in the second quarter of 2005 had the discretionarily retained loans been sold.
“In the Loan Servicing sector, pre-tax earnings for the second quarter were $89 million, which compares favorably to $25 million for the second quarter of 2004. Loan Servicing sector quarterly pre-tax earnings were aided by a year-over-year increase in servicing fees of $195 million, or 34 percent, which resulted from the increase in the size of the servicing portfolio. In addition, escrow balance benefits improved by $118 million in the second quarter of 2005 versus the second quarter of 2004 as a result of higher short-term rates. These results were partially offset by the aggregate impact of a $174 million increase in amortization and impairment of mortgage servicing rights (MSRs) and other retained interests, net of the servicing hedge (which includes theta, or hedging cost). Although the second quarter of 2005 was a period of declining long-term interest rates, the Loan Servicing sector performed well, illustrating the effectiveness of our dynamic interest rate risk management strategies.
“The Banking segment continued its robust growth in the second quarter, increasing pre-tax earnings 111 percent to $251 million. The Bank not only leverages the infrastructure of Countrywide Home Loans to grow its asset base, but it provides Countrywide the opportunity to generate a more stable earnings stream through net interest income versus gain on sale. The Capital Markets segment increased its quarterly pre-tax earnings by 17 percent year over year, primarily the result of an increase in profitability at Countrywide Securities Corporation.
Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

“Looking forward, we begin the second half of 2005 with a $77 billion pipeline of mortgage loan applications, which should bode well for third quarter fundings; an assemblage of business units that are synergistically related and strategically positioned for future growth; and the financial strength of a $159 billion consolidated balance sheet, which includes the Bank balance sheet of $65 billion and $3.8 billion in home equity loan inventory in the mortgage banking company.”
Countrywide’s 2005 earnings guidance was raised to $3.85 to $4.60, up from prior guidance of $3.60 to $4.60 per diluted share. Key full-year assumptions behind the guidance include the following:
•	Average 10-year U.S. Treasury yield of between 4.0 percent and 4.5 percent

•	Total mortgage market originations of $2.8 trillion to $3.2 trillion

•	Mortgage Banking segment pre-tax earnings of $2.3 billion to $2.8 billion
•	Company-wide loan production market share of 14.0 percent to 15.0 percent (1)

•	Company-wide loan origination volume of $390 billion to $480 billion (1)

•	Mortgage Banking segment production pre-tax margins of 40 basis points to 55 basis points (2)

•	Average loan servicing portfolio of $970 billion to $990 billion (3)

•	Loan servicing pre-tax margins of 1 basis point to 6 basis points
•	Pre-tax earnings from other segments (Banking, Capital Markets, Insurance and Global Operations) of $1.7 billion to $1.9 billion
(1)	Includes production from the Mortgage Banking and Capital Markets segments and Countrywide Bank

(2)	Excludes pre-tax earnings from Capital Markets and Countrywide Bank production

(3)	Total portfolio, including inventory, Bank portfolio and subservicing; average is computed as an average of the monthly average balances
The earnings estimates and assumptions and other projections provided in this press release should be considered forward-looking statements and readers are directed to the information contained in the disclaimer provided herein.
Countrywide’s Board of Directors declared a dividend of $0.15 per share. The payable date on the dividend is August 31, 2005 to stockholders of record on August 15, 2005.
MORTGAGE BANKING
Countrywide’s Mortgage Banking segment, which includes the Loan Production, Loan Servicing, and Loan Closing Services sectors, contributed 56 percent of consolidated pre-tax earnings for the second
Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

quarter and 62 percent for the first half of 2005. Mortgage Banking pre-tax earnings for the second quarter were $526 million, which compares to $1.0 billion for the second quarter of 2004. For the six months, Mortgage Banking pre-tax earnings were $1.3 billion, which compares to $1.6 billion for the same period last year.
Loan Production
The Loan Production sector is comprised of three distribution channels: prime and nonprime consumer-direct lending through Countrywide Home Loans’ 795-branch retail system, call center operations and the Internet; wholesale lending through a network of mortgage brokers; and correspondent lending which buys closed loans from other financial institutions such as independent mortgage companies, commercial banks, savings and loans and credit unions.
The Loan Production sector generated $409 million in pre-tax earnings for the 2005 second quarter, which compares to $970 million for the second quarter of 2004. This resulted primarily from a $336 million decrease in gain on sale revenue. Gain on sale includes the effect of pipeline hedging activities, which reflect the market valuations of hedge positions pertaining to the pipeline of loans in process, but may not be fully offset by the change in value of these items. The table below shows fundings, sales, and revenues by product category for the periods indicated.
Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

Mortgage Banking Segment*	Quarter Ended
(dollars in millions)	June 30, 2005	March 31, 2005	June 30, 2004
Prime
Production	$84,610	$63,943	$75,119
Loans sold	$84,935	$58,921	$74,517
Gain on sale (“GOS”)	$674	$729	$790
GOS as % of loans sold	0.79%	1.24%	1.06%

Nonprime
Production	$9,669	$8,187	$8,133
Loans sold	$11,491	$12,486	$8,784
GOS	$218	$351	$409
GOS as % of loans sold	1.90%	2.82%	4.66%

Home Equity
Production	$6,875	$6,619	$5,239
Loans sold	$3,020	$4,025	$6,110
GOS	$122	$156	$151
GOS as % of loans sold	4.02%	3.89%	2.47%

Total production	$101,154	$78,749	$88,491
Total loans sold	$99,446	$75,432	$89,410
Total GOS	$1,014	$1,237	$1,350
Total GOS as % of loans sold	1.02%	1.64%	1.51%

*	Numbers may not be exact due to rounding
Loan Servicing
The Loan Servicing sector reflects the performance of MSRs and other retained interests associated with Countrywide’s owned-servicing portfolio. Since the MSRs generally perform best in higher interest rate environments, management expects that earnings from these assets will, over the long term, act as a natural counter-balance against Loan Production earnings, which typically perform best in lower interest rate environments. Generally, in declining interest rate environments, Loan Production operations provide substantial incremental earnings to offset the effect of faster amortization and impairment of MSRs. Countrywide also manages a financial hedge within the Loan Servicing sector to further counteract MSR impairment. As of June 30, 2005, the servicing portfolio was $964 billion, compared to a portfolio of $726 billion at June 30, 2004, with the weighted average coupon of 5.9 percent remaining constant from one year ago.
Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

For the quarter, the Loan Servicing sector recorded pre-tax earnings of $89 million, which compares to pre-tax earnings of $25 million for the second quarter of 2004. For the six months, pre-tax earnings for the Loan Servicing sector were $106 million, which compares to a pre-tax loss of $133 million for the comparable period last year. The capitalization rate on the MSR portfolio now stands at 110 basis points, which compares to 126 basis points at June 30, 2004, when higher interest rates drove higher MSR valuations. The yield on 10-year U.S. Treasury securities, for example, was 3.94 percent on June 30, 2005, down 68 basis points from 4.62 percent one year earlier.
Loan Closing Services
Loan Closing Services are offered through Countrywide’s LandSafe companies, which primarily provide credit reports, appraisals and flood determinations. The LandSafe companies’ pre-tax earnings were $28 million in the second quarter, which compares to $23 million earned during the second quarter last year. For the six months, pre-tax earnings were $48 million, which compares to $42 million for the six months of 2004. Pre-tax earnings tend to be driven by Company and industry loan production volume.
BANKING
The Banking segment includes the activities of Countrywide Bank and Countrywide Warehouse Lending, a provider of mortgage inventory financing to independent mortgage bankers. The Bank continues to leverage its relationship with the Mortgage Banking segment by originating high-quality mortgage assets through existing production distribution channels. Asset growth is in turn funded by the Bank’s overall low-cost liability base, where growth is driven by the continued expansion of its core retail deposit franchise. The Bank raises retail deposits through the Internet, call centers and 70 financial centers, most of which are located in existing Countrywide retail lending offices. In turn, the Bank provides Countrywide with an expanded product menu, lower cost funding sources and portfolio lending capability.
At June 30, 2005, total assets at Countrywide Bank reached $65 billion, compared to $27 billion at June 30, 2004, and were comprised of approximately 13 percent cash and investments, 86 percent first lien and home equity mortgage loans and 1 percent other assets. Net interest margin for the quarter was 2.08 percent, as compared to 2.20 percent for the second quarter of 2004. This decline is the result of the increase in the adjustable-rate mortgages within the Bank’s loan portfolio. Some of these products carry low introductory rates and have the effect of reducing current period net interest margins, while future
Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

periods are expected to benefit as interest rates reset; however, future increases in production may result in a similar lag effect. In the second quarter of 2005, the Bank produced $2.5 billion in new retail deposits, as well as continued expansion of commercial and escrow deposit accounts. Countrywide Warehouse Lending had average loans outstanding of $5.3 billion during the quarter, an increase of 41 percent from the second quarter of 2004. Overall, quarterly pre-tax earnings for the Banking segment were $251 million, increasing 111 percent from last year’s $119 million, driven primarily by the increase in average earning assets at the Bank. For the six months, pre-tax earnings advanced 108 percent from last year to $467 million for 2005.
CAPITAL MARKETS
The Capital Markets segment includes a registered securities broker-dealer, a distressed-asset manager and a commercial real estate finance group. Total revenues for Capital Markets in the second quarter were $178 million, with approximately 41 percent derived from conduit activities, 32 percent from underwriting, 22 percent from securities trading, brokerage and other activities, and 5 percent from commercial real estate activities. This compares to total revenues of $162 million in the second quarter of 2004 with approximately 43 percent derived from conduit activities, 41 percent from underwriting, and 16 percent from securities trading, brokerage and other activities. In total, pre-tax earnings for the Capital Markets segment were $105 million in the second quarter of 2005, a gain of 17 percent from the $90 million in the comparable year-ago period, which primarily stemmed from an increase in broker-dealer earnings. For the six months, pre-tax earnings were $227 million for 2005 and $243 million for 2004, resulting from the year-over-year decrease in MBS related trading volume; reduced net interest spreads resulting from a flattening of the yield curve; and higher expenses from investments in the development of new products and distribution channels.
INSURANCE
Countrywide’s Insurance segment includes Balboa Insurance Group, whose companies are national providers of property, life and casualty insurance; and Balboa Reinsurance Company, a captive mortgage reinsurance company. For the second quarter of 2005, net premiums earned were $172 million for the carrier and $43 million for the reinsurance group, which compares to $149 million and $39 million, respectively, for the comparable year-ago period. For the six months of 2005, net premiums earned were $328 million for the carrier and $87 million for the reinsurance group, which compares to $307 million and $76 million, respectively, for the comparable year-ago period. Pre-tax earnings for the Insurance segment were $58 million for the 2005 second quarter, an increase of 19
Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

percent from the second quarter of 2004. The increase in second quarter 2005 pre-tax earnings was primarily the result of increased net earned premiums at the carrier and the reinsurance group as well as gains on sales of investments. For the six months of 2005, pre-tax earnings were $112 million, up 12 percent from the six months of 2004.
GLOBAL OPERATIONS
The principal component of the Global Operations segment is Global Home Loans, the Company’s U.K. joint venture, organized to process loan originations and service loans on behalf of third parties. Today, Global Home Loans services over one million loans in the U.K. with outstanding balances of $109 billion. Other companies included in the Global Operations segment engage in technology services and property valuation. Pre-tax earnings for the second quarter were $5 million, which compares to $10 million for the second quarter of 2004. For the six months of 2005, pre-tax earnings were $9 million, which compares to $21 million for the comparable year-ago period. This decline resulted primarily from lower levels of new loan processing volumes.
Conference Call
Countrywide will host a live conference call to discuss quarterly results today at 11:00 am Eastern. The dial-in number for the live conference call is (800) 230-1093 (U.S.) or (612) 288-0340 (International). The management discussion will be available for replay through midnight on Tuesday, August 9, 2005. The replay dial-in numbers and access code are (800) 475-6701 (U.S.) / (320) 365-3844 (International) and 787541, respectively.
An accompanying slide presentation will be available on Countrywide’s website (www.countrywide.com), by clicking on “Investor Relations” on the website home page and clicking on the supporting slideshow text link for the 2005 second quarter earnings teleconference. Management strongly recommends that participants have access to this presentation while listening to the management discussion.
About Countrywide
Founded in 1969, Countrywide Financial Corporation is a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide provides mortgage banking and diversified financial services. Mortgage banking businesses include loan production and loan servicing principally through Countrywide Home Loans, Inc., which originates, purchases, securitizes, sells, and services prime and nonprime loans. Also included in Countrywide’s mortgage banking segment is the LandSafe group of companies which provide loan closing services. Diversified financial services encompass banking, capital markets, insurance, and global operations, largely through the activities of Countrywide Bank, a division of Treasury Bank, N.A., a bank offering depository and home loan products; Countrywide Capital Markets, a mortgage-related investment banker; Balboa Insurance Group, whose companies are national providers of property, life and casualty insurance; Balboa Reinsurance, a captive mortgage reinsurance company; and Global Home Loans, a U.K. mortgage banking joint venture in which Countrywide holds a majority interest. For more information about the Company, visit Countrywide’s website at www.countrywide.com.
This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt
Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in the markets in which the Company operates; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
(tables follow)

Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

COUNTRYWIDE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS

	Quarter Ended			Six Months Ended
	June 30,		%	June 30,		%
(In thousands, except per share data)	2005	2004	Change	2005	2004	Change

	(unaudited)			(unaudited)
Revenues
Gain on sale of loans and securities	$1,145,409	$1,418,869	(19%)	$2,507,160	$2,538,890	(1%)

Interest income	1,761,784	1,074,326	64%	3,242,565	2,124,076	53%
Interest expense	(1,229,234)	(575,778)	113%	(2,225,171)	(1,093,333)	104%

Net interest income	532,550	498,548	7%	1,017,394	1,030,743	(1%)
Provision for loan losses	(17,101)	(19,747)	(13%)	(36,723)	(40,528)	(9%)

Net interest income after provision for loan losses	515,449	478,801	8%	980,671	990,215	(1%)

Loan servicing fees and other income from retained interests	1,019,149	802,632	27%	1,991,507	1,559,413	28%
Amortization of mortgage servicing rights	(482,373)	(569,977)	(15%)	(954,560)	(983,659)	(3%)
(Impairment) recovery of retained interests	(1,378,969)	1,179,127	N/M	(1,063,605)	183,482	N/M
Servicing hedge gains (losses)	1,147,158	(1,149,451)	N/M	594,866	(476,655)	N/M

Net loan servicing fees and other income from retained interests	304,965	262,331	16%	568,208	282,581	101%

Net insurance premiums earned	215,478	187,252	15%	414,996	382,635	8%
Commissions and other income	126,642	127,493	(1%)	241,793	245,643	(2%)

Total revenues	2,307,943	2,474,746	(7%)	4,712,828	4,439,964	6%

Expenses
Compensation	850,143	770,090	10%	1,636,622	1,450,754	13%
Occupancy and other office	225,137	150,848	49%	413,793	298,873	38%
Insurance claims	88,786	83,752	6%	164,721	168,427	(2%)
Advertising and promotion	53,615	41,658	29%	108,794	73,795	47%
Other operating	155,381	143,922	8%	305,020	280,956	9%

Total expenses	1,373,062	1,190,270	15%	2,628,950	2,272,805	16%

Earnings before income taxes	934,881	1,284,476	(27%)	2,083,878	2,167,159	(4%)
Provision for income taxes	368,423	497,997	(26%)	828,568	837,491	(1%)

NET EARNINGS	$566,458	$786,479	(28%)	$1,255,310	$1,329,668	(6%)

Earnings per Share:
Basic	$0.96	$1.41	(32%)	$2.14	$2.38	(10%)
Diluted	$0.92	$1.29	(29%)	$2.05	$2.19	(6%)

Weighted Average Shares Outstanding:
Basic	588,538	559,766	5%	585,884	557,866	5%
Diluted	614,988	611,337	1%	613,467	609,006	1%
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COUNTRYWIDE FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,	%
(In thousands, except share data)	2005	2004	Change

	(unaudited)	(audited)
Assets
Cash	$916,571	$751,237	22%
Mortgage loans and mortgage-backed securities held for sale	30,179,419	37,350,149	(19%)
Trading securities owned, at market value	13,169,526	10,558,387	25%
Trading securities pledged as collateral, at market value	1,369,509	1,303,007	5%
Securities purchased under agreements to resell and securities borrowed	21,751,208	13,231,448	64%
Loans held for investment, net	62,528,327	39,661,191	58%
Investments in other financial instruments	11,927,779	10,091,057	18%
Mortgage servicing rights, net	9,367,666	8,729,929	7%
Premises and equipment, net	1,155,712	985,350	17%
Other assets	6,252,104	5,833,950	7%

Total assets	$158,617,821	$128,495,705	23%

Liabilities
Notes payable	$63,957,263	$66,613,671	(4%)
Securities sold under agreements to repurchase and federal funds purchased	39,540,571	20,465,123	93%
Deposit liabilities	30,613,784	20,013,208	53%
Accounts payable and accrued liabilities	9,573,861	8,507,384	13%
Income taxes payable	3,276,708	2,586,243	27%

Total liabilities	146,962,187	118,185,629	24%

Commitments and contingencies	—	—	—

Shareholders’ Equity
Preferred stock — authorized, 1,500,000 shares of $0.05 par value; none issued and outstanding	—	—	—
Common stock — authorized, 1,000,000,000 shares of $0.05 par value; issued, 593,157,719 shares and 581,706,836 shares at June 30, 2005 and December 31, 2004, respectively; outstanding, 593,030,375 shares and 581,648,881 shares at June 30, 2005 and December 31, 2004, respectively	29,658	29,085	2%
Additional paid-in capital	2,806,092	2,570,402	9%
Accumulated other comprehensive income	142,964	118,943	20%
Retained earnings	8,676,920	7,591,646	14%

Total shareholders’ equity	11,655,634	10,310,076	13%

Total liabilities and shareholders’ equity	$158,617,821	$128,495,705	23%

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COUNTRYWIDE FINANCIAL CORPORATION
LOANS HELD FOR INVESTMENT, NET AND OTHER ASSETS

	June 30,	December 31,	%
(In thousands)	2005	2004	Change

	(unaudited)	(audited)
Loans Held for Investment, Net
Mortgage loans	$56,196,962	$34,195,735	64%
Warehouse lending advances secured by mortgage loans	4,372,064	3,681,830	19%
Defaulted FHA-insured and VA-guaranteed loans repurchased from securities	1,282,079	1,518,642	(16%)

	61,851,105	39,396,207	57%
Purchase premium/discount and deferred loan origination costs	833,184	390,030	114%
Allowance for loan losses	(155,962)	(125,046)	25%

Total loans held for investment, net	$62,528,327	$39,661,191	58%

Other Assets
Investments in Federal Reserve Bank and Federal Home Loan Bank stock	$1,196,024	$795,894	50%
Reimbursable servicing advances	938,694	1,355,584	(31%)
Interest receivable	668,707	426,962	57%
Receivables from custodial accounts	649,808	391,898	66%
Securities broker-dealer receivables	443,619	818,299	(46%)
Capitalized software, net	317,745	286,504	11%
Federal funds sold	257,000	225,000	14%
Derivative margin accounts	243,845	99,795	144%
Cash surrender value of assets held in trust for deferred compensation plan	211,510	184,569	15%
Prepaid expenses	196,180	212,310	(8%)
Restricted cash	182,460	200,142	(9%)
Receivables from sale of securities	167,447	143,874	16%
Other assets	779,065	693,119	12%

Total other assets	$6,252,104	$5,833,950	7%

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COUNTRYWIDE FINANCIAL CORPORATION
INVESTMENTS IN OTHER FINANCIAL INSTRUMENTS

	June 30,	December 31,	%
(In thousands)	2005	2004	Change

	(unaudited)	(audited)
Investments in Other Financial Instruments
Available-for-sale securities:
Mortgage-backed securities	$7,241,213	$6,009,819	20%
Municipal bonds	318,484	208,239	53%
Obligations of U.S. Government-sponsored enterprises	302,986	279,991	8%
U.S. Treasury securities	101,058	66,030	53%
Other	2,344	3,685	(36%)

Subtotal	7,966,085	6,567,764	21%

Other interests retained in securitization classified as available-for-sale securities:
Nonconforming interest-only and principal-only securities	242,838	191,502	27%
Nonprime residual securities	242,461	237,695	2%
Prime home equity line of credit transferor’s interest	235,097	273,639	(14%)
Prime home equity residual securities	159,824	275,598	(42%)
Prepayment penalty bonds	101,642	61,483	65%
Prime home equity interest-only securities	20,691	27,950	(26%)
Nonprime interest-only securities	20,309	84,834	(76%)
Nonconforming residual securities	5,840	11,462	(49%)
Subordinated mortgage-backed pass-through securities	2,278	2,306	(1%)

Total other interests retained in securitization classified as available-for-sale securities	1,030,980	1,166,469	(12%)

Total available-for-sale securities	8,997,065	7,734,233	16%

Other interests retained in securitization classified as trading securities:
Prime home equity residual securities	510,547	533,554	(4%)
Nonprime residual securities	420,920	187,926	124%
Prime home equity line of credit transferor’s interest	178,242	—	N/M
Nonconforming residual securities	16,574	20,555	(19%)

Total other interests retained in securitization classified as trading securities	1,126,283	742,035	52%

Servicing hedge derivative instruments	1,569,387	1,024,977	53%
Debt hedge instruments	235,044	589,812	(60%)

Total investments in other financial instruments	$11,927,779	$10,091,057	18%

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COUNTRYWIDE FINANCIAL CORPORATION
SELECTED OPERATING DATA
(Unaudited)

	Quarter Ended			Six Months Ended
	June 30,		%	June 30,		%
(Dollar amounts in millions)	2005	2004	Change	2005	2004	Change

Volume of loans produced	$121,079	$99,663	21%	$213,103	$175,867	21%

Number of loans produced	668,106	619,849	8%	1,206,445	1,118,850	8%

Loan closing services (units):
Number of credit reports, flood determinations, appraisals, automated property valuation services, title reports, default title orders, other title and escrow services, and home inspections	5,600,967	4,163,548	35%	10,608,134	7,958,532	33%

Capital Markets
Securities trading volume (1)	$887,494	$881,577	1%	$1,716,115	$1,572,015	9%

Insurance
Net premiums earned:
Carrier	$172.4	$148.7	16%	$328.2	$306.8	7%
Reinsurance	43.1	38.6	12%	86.8	75.8	15%

Total net premiums earned	$215.5	$187.3	15%	$415.0	$382.6	8%

	June 30,		%
	2005	2004	Change

Mortgage loan pipeline
(loans-in-process)	$77,009	$47,317	63%

Loan servicing portfolio (2)	$964,444	$726,227	33%

Number of loans serviced (2)	6,843,218	5,547,050	23%

MSR portfolio (3)	$849,079	$655,527	30%

Assets held by Countrywide Bank
(in billions)	$65.5	$27.2	141%

Global Operations
Global Home Loans subservicing volume (in billions)	$109	$110	(1%)

(1)	Includes trades with Mortgage Banking Segment.

(2)	Includes loans held for sale, loans held for investment and loans serviced under subservicing agreements for others.

(3)	Represents loan servicing portfolio reduced by loans held for sale, loans held for investment and subservicing.
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COUNTRYWIDE FINANCIAL CORPORATION
QUARTERLY SEGMENT ANALYSIS
(Unaudited)

	Quarter Ended June 30, 2005
	Mortgage Banking
		Loan	Closing			Capital		Global
(In thousands)	Loan Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$1,013,619	$7,337	$—	$1,020,956	$(771)	$105,547	$—	$—	$19,677	$1,145,409
Net interest income after provision for loan losses	155,688	(7,224)	786	149,250	289,112	63,224	11,044	962	1,857	515,449
Net loan servicing fees (1)	—	280,739	—	280,739	—	1,135	2,977	27,203	(7,089)	304,965
Net insurance premiums earned	—	—	—	—	—	—	215,478	—	—	215,478
Commissions, fees and other income (2)	67,938	(5,446)	68,447	130,939	56,685	8,208	19,473	28,038	(116,701)	126,642

Total revenues	1,237,245	275,406	69,233	1,581,884	345,026	178,114	248,972	56,203	(102,256)	2,307,943
Expenses	828,110	186,303	41,022	1,055,435	93,865	73,263	191,264	50,882	(91,647)	1,373,062

Earnings before income taxes	$409,135	$89,103	$28,211	$526,449	$251,161	$104,851	$57,708	$5,321	$(10,609)	$934,881

	Quarter Ended June 30, 2004
	Mortgage Banking
		Loan	Closing			Capital		Global
(In thousands)	Loan Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$1,349,957	$18,574	$—	$1,368,531	$(104)	$43,635	$—	$—	$6,807	$1,418,869
Net interest income after provision for loan losses	314,370	(103,797)	262	210,835	145,162	112,260	10,309	483	(248)	478,801
Net loan servicing fees (1)	—	239,327	—	239,327	—	689	—	26,287	(3,972)	262,331
Net insurance premiums earned	—	—	—	—	—	—	187,252	—	—	187,252
Commissions, fees and other income (2)	29,633	15,263	54,824	99,720	23,633	5,101	16,014	26,833	(43,808)	127,493

Total revenues	1,693,960	169,367	55,086	1,918,413	168,691	161,685	213,575	53,603	(41,221)	2,474,746
Expenses	724,135	144,174	32,017	900,326	49,608	72,054	165,038	43,920	(40,676)	1,190,270

Earnings before income taxes	$969,825	$25,193	$23,069	$1,018,087	$119,083	$89,631	$48,537	$9,683	$(545)	$1,284,476

(1)	Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on retained interests, net of amortization of mortgage servicing rights, recovery (impairment) of retained interests and servicing hedge gains (losses).

(2)	Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services and insurance agency commissions.
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COUNTRYWIDE FINANCIAL CORPORATION
YEAR-TO-DATE SEGMENT ANALYSIS
(Unaudited)

	Six Months Ended June 30, 2005
	Mortgage Banking
		Loan	Closing			Capital		Global
(In thousands)	Loan Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$2,250,849	$22,903	$—	$2,273,752	$(808)	$223,395	$—	$—	$10,821	$2,507,160
Net interest income after provision for loan losses	332,019	(68,932)	1,448	264,535	543,917	140,887	23,123	1,833	6,376	980,671
Net loan servicing fees (1)	—	517,339	—	517,339	—	2,181	5,881	55,730	(12,923)	568,208
Net insurance premiums earned	—	—	—	—	—	—	414,996	—	—	414,996
Commissions, fees and other income (2)	105,923	(6,419)	128,377	227,881	98,215	15,560	28,441	53,754	(182,058)	241,793

Total revenues	2,688,791	464,891	129,825	3,283,507	641,324	382,023	472,441	111,317	(177,784)	4,712,828
Expenses	1,544,999	358,599	81,829	1,985,427	174,223	155,125	360,156	101,957	(147,938)	2,628,950

Earnings before income taxes	$1,143,792	$106,292	$47,996	$1,298,080	$467,101	$226,898	$112,285	$9,360	$(29,846)	$2,083,878

	Six Months Ended June 30, 2004
	Mortgage Banking
		Loan	Closing			Capital		Global
(In thousands)	Loan Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$2,306,871	$100,524	$—	$2,407,395	$2,527	$116,801	$—	$—	$12,167	$2,538,890
Net interest income after provision for loan losses	664,904	(214,604)	486	450,786	263,228	254,744	21,092	963	(598)	990,215
Net loan servicing fees (1)	—	235,434	—	235,434	—	1,409	—	52,977	(7,239)	282,581
Net insurance premiums earned	—	—	—	—	—	—	382,635	—	—	382,635
Commissions, fees and other income (2)	43,051	30,704	103,980	177,735	43,866	12,127	32,313	57,475	(77,873)	245,643

Total revenues	3,014,826	152,058	104,466	3,271,350	309,621	385,081	436,040	111,415	(73,543)	4,439,964
Expenses	1,344,391	285,084	62,865	1,692,340	84,930	142,299	335,508	90,001	(72,273)	2,272,805

Earnings before income taxes	$1,670,435	$(133,026)	$41,601	$1,579,010	$224,691	$242,782	$100,532	$21,414	$(1,270)	$2,167,159

(1)	Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on retained interests, net of amortization of mortgage servicing rights, recovery (impairment) of retained interests and servicing hedge gains (losses).

(2)	Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services and insurance agency commissions.
(###)